Exhibit 77Q1

DREYFUS AMT-FREE MUNICIPAL CASH MANAGEMENT PLUS

CERTIFICATE OF Amendment

Conversion and Termination of Classes of Shares
of Beneficial Interest

The undersigned, being a Vice President and Assistant Secretary of Dreyfus AMT-Free Municipal Cash Management Plus, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Trust's Amended and Restated Agreement and Declaration of Trust dated September 14, 1993 (the "Declaration of Trust") and by the affirmative vote of a majority of the Trustees at a meeting duly called, the Trust's Board of Trustees converted and terminated the offering of two existing classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of the Trust, as follows:

1.   All "Administrative" shares of the Trust were converted into "Institutional" shares of the Trust and terminated as a separate class of Shares.

2.   All "Participant" shares of the Trust were converted into "Investor" shares of the Trust and terminated as a separate class of Shares.

3.   The existing Shares of the Trust continue to be designated as "Institutional" shares and "Investor" shares.

4.   Institutional shares and Investor shares shall each continue to be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

5.   The purchase price of Institutional shares and Investor shares of the Trust, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on September 8, 2017.

IN WITNESS WHEREOF, the undersigned has executed this instrument this _27th_ day of July, 2017.

DREYFUS AMT-FREE MUNICIPAL

CASH MANAGEMENT PLUS

By:  _/s/ Jeff Prusnofsky______________________

Name:  Jeff Prusnofsky

Title:    Vice President and Assistant Secretary

STATE OF NEW YORK       )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 27  day of _July, 2017, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

_/s/Gina M. Gomes___________________

Notary Public